Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Second Quarter Fiscal 2012 Operating Results

January 10, 2012	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the second quarter and six months ended November 30, 2011. Sales for the three months ended November 30, 2011 increased $561,778, or 19.3%, to $3,476,225 compared to $2,914,447 for the same period last year. Sales for the six months ended November 30, 2011 increased $1,628,796, or 30.6%, to $6,947,710 compared to $5,318,914 for the six months ended November 30, 2010. Net loss for the second quarter ended November 30, 2011 was $78,176, or $.03 per diluted share, compared to net income of $40,892, or $.02 per diluted share, for the same period last year. Net income for the six months ended November 30, 2011 was $58,852, or $.02 per diluted share, compared to a net loss of $71,733, or $.02 per diluted share, for the six months ended November 30, 2010.

For the second quarter ended November 30, 2011, sales in the Balancer segment increased $391,235, or 19.8%, to $2,363,285 from $1,972,050 in the second quarter of Fiscal 2011. For the six months ended November 30, 2011, sales in the Balancer segment increased $1,384,357, or 39.6%, to $4,883,824 compared to $3,499,467 for the six months ended November 30, 2010. Sales in the Measurement segment increased $170,543, or 18.1%, to $1,112,940 in the second quarter of Fiscal 2012 from $942,397 in the second quarter of the prior year. Sales in the Measurement segment increased $244,439, or 13.4%, in the six months ended November 30, 2011 to $2,063,886 compared to $1,819,447 in the six months ended November 30, 2010. Sales of the Company’s balancer and laser-based measurement products increased from the prior period due primarily to higher volumes of shipments.

Gross margins for the second quarter and the first half of Fiscal 2012 have decreased as compared to the same periods in the prior year due partially to adjustments in inventory valuation offset by changes in the product sales mix shifting towards higher margin products. Operating expenses increased during the second quarter and first six months of the current year primarily due to higher personnel costs, higher sales and marketing expenses, higher maintenance and repair expenses and higher stock-based compensation offset by lower research and development.

“We are pleased with the quarter-over-quarter improvement in sales we are seeing in both the Balancer and Measurement business segments and our focus is now on continuing this momentum into the second half of our fiscal year. We have now introduced the SB-1000™ and the AE-1000™ for the Balancer market and the Xact® Large Tank Monitor for the propane market. We are also finalizing the development of the Xact® Event Monitor for small propane tanks ranging from 175 gallons to 2,000 gallons. We expect these newer products to contribute to revenue on a going forward basis,” commented Wayne A. Case, CEO of Schmitt Industries.

Jim Fitzhenry, President of Schmitt Industries, added, “Our sales level for the quarter reflects a continuing recovery on our markets. During the past two years, we have been careful with our expenditures, investing in sales channel expansion and new product development. These efforts have resulted in the introduction of several new products, particularly for the SBS®, Xact® and Acuity® product lines. As we ramp up our sales and marketing activities to support these products, we will continue to carefully manage our expenses as we work toward achieving profitability on a consistent quarter-over-quarter basis,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of large liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Wayne Case and Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and the global financial crisis, the volatility of the Company’s primary markets, the Xact® tank monitoring system’s commercial viability and our ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED)

	November 30, 2011	May 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$2,320,388	$2,760,506
Accounts receivable, net of allowance of $21,411 and $21,580 at November 30, 2011 and May 31, 2011, respectively	2,340,836	1,831,811
Inventories	4,151,588	4,146,408
Prepaid expenses	135,260	166,779
Income taxes receivable	9,612	—

	8,957,684	8,905,504

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,716,246	1,582,936
Furniture, fixtures and equipment	1,239,053	1,199,143
Vehicles	121,835	129,330

	3,376,134	3,210,409
Less accumulated depreciation and amortization	(1,911,566)	(1,876,234)

	1,464,568	1,334,175

Other assets
Intangible assets, net	1,281,394	1,349,583

TOTAL ASSETS	$11,703,646	$11,589,262

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$734,706	$841,416
Accrued commissions	324,020	308,396
Accrued payroll liabilities	177,827	116,129
Other accrued liabilities	156,897	163,940
Income taxes payable	—	2,073

Total current liabilities	1,393,450	1,431,954

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,928,635 and 2,895,635 shares issued and outstanding at November 30, 2011 and May 31, 2011, respectively	10,083,217	9,943,910
Accumulated other comprehensive loss	(271,852)	(226,581)
Retained earnings	498,831	439,979

Total stockholders’ equity	10,310,196	10,157,308

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,703,646	$11,589,262

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2011 AND 2010

(UNAUDITED)

	Three Months Ended November 30,		Six Months Ended November 30,
	2011	2010	2011	2010
Net sales	$3,476,225	$2,914,447	$6,947,710	$5,318,914
Cost of sales	2,009,687	1,485,596	3,773,268	2,790,317

Gross profit	1,466,538	1,428,851	3,174,442	2,528,597

Operating expenses:
General, administration and sales	1,520,528	1,276,286	3,032,718	2,383,736
Research and development	44,305	113,242	105,856	221,940

Total operating expenses	1,564,833	1,389,528	3,138,574	2,605,676

Operating income (loss)	(98,295)	39,323	35,868	(77,079)
Other income (expense)	16,692	5,156	26,130	(166)

Income (loss) before income taxes	(81,603)	44,479	61,998	(77,245)
Provision (benefit) for income taxes	(3,427)	3,587	3,146	(5,512)

Net income (loss)	$(78,176)	$40,892	$58,852	$(71,733)

Net earnings (loss) per common share:
Basic	$(0.03)	$0.01	$0.02	$(0.02)

Weighted average number of common shares, basic	2,896,448	2,894,802	2,896,039	2,894,802
Diluted	$(0.03)	$0.01	$0.02	$(0.02)

Weighted average number of common shares, diluted	2,896,448	2,948,102	2,945,594	2,894,802